Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Forrest A. Garb & Associates, Inc. and to the inclusion of our reports dated April, 1, 2012, and April 1, 2013, which appear in the annual report on Form 10-K of Lucas Energy, Inc. for the year ended March 31, 2013.

We also consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-164099, 333-173825, 333-179980 and 333-188663), and Form S-8 (File Nos. 333-166257 and 333-179220) of Lucas Energy, Inc.

/ s / Forrest A. Garb & Associates, Inc.
Forrest A. Garb & Associates, Inc.
Texas Registered Engineering Firm F-629
Dallas, Texas

June 27, 2013